Exhibit 99

     LifePoint Hospitals Completes Acquisition of Four Hospitals from HCA;
                Company Also Obtains Additional Senior Financing


    BRENTWOOD, Tenn.--(BUSINESS WIRE)--June 30, 2006--LifePoint Hospitals, Inc. (NASDAQ: LPNT) today announced that it has completed, effective July 1, 2006, its previously announced acquisition of four hospitals from HCA Inc. (NYSE: HCA) for a purchase price of $239 million plus specific working capital, including inventory and the assumption of paid time off, as defined in the purchase agreement. The four facilities include 200-bed Clinch Valley Medical Center, Richlands, Virginia; 325-bed St. Joseph's Hospital, Parkersburg, West Virginia; 155-bed Saint Francis Hospital, Charleston, West Virginia; and 369-bed Raleigh General Hospital, Beckley, West Virginia. As also previously announced, the Company has classified St. Joseph's Hospital and Saint Francis Hospital as assets held for sale.
    LifePoint Hospitals also announced that it has exercised its right under its existing senior credit agreement dated April 15, 2005, by and among Citicorp North America, Inc., as administrative agent, and the lenders party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement") to increase the availability of term loans under the Credit Agreement by up to $50 million and has borrowed $50 million in the form of the incremental term loans thereunder. The proceeds of these incremental term loans have been used to finance the aforementioned acquisition of the four hospitals from HCA.
    In commenting on the announcement, William F. Carpenter III, president and chief executive officer of LifePoint Hospitals, said, "We are pleased to announce the completion of this acquisition. We are excited about the addition of these hospitals, and look forward to becoming part of these outstanding communities. While we are classifying St. Joseph's Hospital and Saint Francis Hospital as assets held for sale, we are committed to supporting these hospitals through this transition period and are encouraged by the early interest that we are receiving in these two facilities. We welcome all four hospitals to the LifePoint family, and we will work with the administration and healthcare professionals to accomplish a smooth transition for each hospital."
    LifePoint Hospitals, Inc. is a leading hospital company focused on providing healthcare services in non-urban communities. Of the Company's 53 hospitals, 49 are in communities where LifePoint Hospitals is the sole community hospital provider. LifePoint Hospitals' non-urban operating strategy offers continued operational improvement by focusing on its five core values: delivering compassionate, high quality patient care, supporting physicians, creating excellent workplaces for its employees, providing community value and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with approximately 22,300 employees. More information about LifePoint Hospitals can be found on its website, www.lifepointhospitals.com.

    Important Legal Information

    This release includes forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine LifePoint Hospitals' future results are beyond LifePoint Hospitals' ability to control or predict with accuracy. Such forward-looking statements reflect the current expectations and beliefs of the management of LifePoint Hospitals, are not guarantees of performance of LifePoint Hospitals, and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ from those described in the forward-looking statements. These forward-looking statements may also be subject to other risks and uncertainties, including, without limitation, (i) the possibility that problems may arise in successfully integrating the businesses of LifePoint Hospitals and Province and achieving cost-cutting synergies or the ability to acquire hospitals on favorable terms and complete budgeted capital improvements successfully; (ii) reduction in payments to healthcare providers by government and commercial third-party payors, as well as changes in the manner in which employers provide healthcare coverage to their employees; (iii) the possibility of adverse changes in, and requirements of, applicable laws, regulations, policies and procedures; (iv) the ability to manage healthcare risks, including malpractice litigation, and the lack of state and federal tort reform;
(v) the availability, cost and terms of insurance coverage; (vi) the highly competitive nature of the healthcare business, including the competition to recruit and retain physicians and other healthcare professionals; (vii) the ability to attract and retain qualified management and personnel; (viii) the geographic concentration of LifePoint Hospitals' operations; (ix) changes in the Company's operating or expansion strategy; (x) the ability to operate and integrate newly acquired facilities successfully; (xi) the availability and terms of capital to fund LifePoint Hospitals' business strategies; (xii) changes in LifePoint Hospitals' liquidity or the amount or terms of its indebtedness and in its credit ratings;
(xiii) the potential adverse impact of government investigations and litigation involving the business practices of healthcare providers, including whistleblowers investigations; (xiv) changes in or interpretations of generally accepted accounting principles or practices; (xv) volatility in the market value of LifePoint Hospitals' common stock; (xvi) changes in general economic conditions in the markets LifePoint Hospitals serves; (xvii) LifePoint Hospitals' reliance on information technology systems maintained by HCA Inc.; (xviii) the costs of complying with the Americans with Disabilities Act; (xix) possible adverse rulings, judgments, settlements and other outcomes of pending litigation; (xx) the ability to successfully operate and integrate the facilities acquired from HCA Inc. and successfully dispose of the assets held for sale; and (xxi) those risks and uncertainties described from time to time in LifePoint Hospitals' filings with the Securities and Exchange Commission. Therefore, LifePoint Hospitals' future results may differ materially from those described in this release. LifePoint Hospitals undertakes no obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

    All references to "LifePoint Hospitals" as used throughout this release refer to LifePoint Hospitals, Inc. and its subsidiaries.


    CONTACT: LifePoint Hospitals, Inc.
             Michael J. Culotta, 615-372-8512